Filed pursuant to Rule 424(b)(5)
Registration No. 333-147494

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 10, 2008)

4,000,000 shares

Local.com Corporation

Common Stock

We are offering 4,000,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Capital Market under the symbol “LOCM.” On January 13, 2011, the last reported sale price of our common stock on The NASDAQ Capital Market was $4.91 per share.

Investing in our common stock involves a high degree of risk. We identify and discuss risk factors that you should consider before investing in our securities, under the caption “Risk Factors” beginning on page S-9 of this prospectus supplement, and in our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share(1)	Total(1)

Public offering price of common stock	$4.250	$17,000,000
Underwriting Discount	$0.255	$1,020,000
Total proceeds to us, before expenses	$3.995	$15,980,000

(1)	Assumes that all 4,000,000 shares of common stock offered by us pursuant to this prospectus supplement are sold in this offering.

Canaccord Genuity is acting as the underwriter. The underwriter has agreed to purchase the shares of our common stock from us at a price of $3.995 per share which will result in approximately $15.98 million of proceeds to us (before expenses). We have granted the underwriter a 30-day option to purchase up to an additional 600,000 shares of our common stock at a price of $3.995 per share to cover any over-allotments.

The underwriter may offer our common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The underwriter expects to deliver the shares against payment in Boston, Massachusetts on January 20, 2011.

Canaccord Genuity

The date of this prospectus supplement is January 14, 2011

PROSPECTUS SUPPLEMENT

PROSPECTUS (DATED JANUARY 10, 2008)

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. No one is making an offer of the shares covered by this prospectus supplement in any jurisdiction where the offer is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to investors in this offering. Such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we state otherwise or the context indicates otherwise, references to “Local.com,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus refer to Local.com Corporation.

This offering of common stock is being made under a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) which, as amended, was declared effective on January 15, 2008.

We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable law. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. The information in this document is accurate only as of the date of this document, or the date of the document incorporated by reference, as applicable.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain, and the documents incorporated by reference herein and therein include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	Management’s plans for the use of the net proceeds of this offering;

•	Our local search initiative;

•	Our ability to adapt our business following the Yahoo!-Bing integration or to improve our revenue per click and revenues following that integration;

•	Our history of incurring losses and expectation to incur losses in the future;

•	The future performance of our Octane360 and iTwango businesses;

•	Our advertising partners may unilaterally change how they value our inventory of available advertising placements;

•	Recent changes to our website;

•	The announced suspension of LEC-billed subscriber bases;

•	The performance of acquired assets and businesses;

•	Our ability to acquire Internet traffic and maintain our relationships with our advertising partners;

•	The failure to collect accounts receivable from Yahoo! Inc., which customer accounts for a significant percentage of our total accounts receivable;

•	The development, continued adoption and use of the Internet and local search advertising services;

•	The expansion of our operations;

•	The length and severity of the recent global economic and financial crisis;

•	Government and legal regulations;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer and communication systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below under the caption “Risk Factors” in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus supplement, the related prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares of our common stock that we are offering. Before making an investment in this offering, you should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” All references in this prospectus supplement to “$” are to U.S. dollars.

Local.com Corporation

We are a provider of local search services on the Internet. We provide local search services to over 20 million consumers each month on the Internet. A local search is a search request from a consumer that contains a location modifier (for example, flowers in Irvine, CA). We provide proprietary search results using our patented technologies, and monetize those search results by placing ads on the search results page. A portion of these consumers interact with those ads, thereby generating ad revenue. Consumers conducting local searches typically convert into buying customers at a higher rate than other types of online searchers, because the addition of a location modifier within a search request typically indicates that the consumer is further along in the buying process, and therefore more apt to complete a transaction. As a result, advertisers are often willing to pay more to present their business listings alongside local search results.

We serve consumers directly through our Owned & Operated business unit (“O&O”), and indirectly through our Network business unit (“Network”), and we serve direct and indirect advertisers via our Sales and Ad Services business unit (“SAS”).

Our O&O business unit represents our proprietary local search traffic, and we serve consumers primarily via our flagship web property, Local.com, and via our proprietary network of over 20,000 local websites. Traffic reaches Local.com organically (which includes both direct-to-site and search engine optimized (“SEO”) search traffic), as well as through our search engine marketing (“SEM”) campaigns. Traffic reaches our proprietary network organically via SEO. We monetize our local search traffic by placing a variety of display, performance and subscription ad products alongside our search results.

Our Network business unit represents third-party local search traffic, and we serve over 1,000 partner sites via our Local Syndication Network (“LSN”), such as local newspaper, TV and radio station websites, and our Local Distribution Network (“LDN”), local websites that receive our XML feed. We also host and manage over 60,000 local websites owned by third-parties via our Local Website Network (“LWN”). Through our LSN, we develop and host geo-targeted small business directories which are provided to our regional media partners, and this drives SEO traffic to the directories on our partners’ sites, which we monetize with ads. Through our LDN, our XML partners receive an XML feed which contains our advertiser listings as well as our organic search results in some instances, and they display those results in their websites’ “look and feel.” Finally, our LWN consists of over 60,000 third-party domains, as of September 30, 2010, that are hosted and managed on our Octane360 platform. We optimize domain network sites by commissioning unique, targeted category/location-specific content from our Octane experts content marketplace and distributing that content on our domain network. We monetize all our Network partners’ local search traffic by placing a variety of performance and subscription ad products alongside the search results, and we share a portion of the ad revenues generated with those partners.

Our Sales & Ad Services (“SAS”) business unit serves, as of September 30, 2010, over 60,000 direct small business customers with subscription advertising and web hosting products, as well as partners who supply us with additional advertiser listings. Our direct customers pay a fixed fee each month to receive either a premium listing on our Local.com search results’ pages (web listing) or a website (web hosting). Our partners provide us with various performance ad products including pay per click, pay per call and pay per lead, as well as display ad units that are paid per thousand impressions, which provide us with an effective way to monetize our search traffic. Yahoo! and SuperMedia Inc. are our two largest advertiser partners. We recently introduced a new ad product called Exact Match, which is based on the Octane360 platform. We are focusing our future SAS efforts primarily on selling this new product via channel sales partners such as yellow page directory publishers, regional media publishers, search verticals and ad agencies. In the fourth quarter of 2010, we announced that we will suspend acquisitions of LEC-billed subscriber bases in order to concentrate our resources around the Exact Match product suite. As a result, we anticipate revenue from our existing subscribers to decline as the number of subscribers churns out. As we shift our efforts to focus on the sale of our Exact Match products, we do not anticipate that the revenues from those efforts will fully-offset the decline in revenue from existing subscribers as they churn out as anticipated. Any decline in subscriber revenue and related margin could materially adversely affect our business and financial results.

We use our proprietary, patented technologies in providing many of our services. We have a total of six patents issued and an additional ten patents pending in various areas of local and mobile search.

Recent Developments

On February 12, 2010, we entered into an Asset Purchase Agreement with LaRoss Partners, LLC (“LaRoss”) whereby we purchased approximately 10,000 website hosting accounts for up to $1,586,000 in cash, subject to reduction in the event any of the subscribers were not successfully transferred to us or the subscriber base fails to achieve a certain performance requirement. All performance criteria per the Asset Purchase Agreement were met, resulting in the maximum purchase price of $158.60 per account or an aggregate $1,586,000, based on 10,000 accounts. LaRoss will provide ongoing billing services and hosting of the sites. The purchase price will be amortized on an accelerated basis over four years based on how we expect the customer relationships to contribute to future cash flows.

On April 20, 2010, we entered into an Asset Purchase Agreement with Turner Consulting Group, LLC (“Turner”) whereby we acquired up to 8,032 web hosting subscribers for a cash purchase price of up to $803,200. The purchase price was subject to adjustment in our favor if Turner actually transferred fewer than 8,032 web hosting subscribers. After giving effect to these purchase price and subscriber adjustments, the final purchase price has been adjusted to $780,300 and the number of website hosting accounts purchased has been finalized at 7,803. The purchase price will be amortized on an accelerated basis over four years based on how we expect the customer relationships to contribute to future cash flows.

On April 21, 2010, we entered into an amended lease agreement with The Irvine Company LLC, which amends that certain lease dated March 18, 2005. Pursuant to the amended lease agreement, we will lease approximately 34,612 square feet of space in Irvine, California. We took possession of the new premises on August 4, 2010, and concurrently terminated the lease of our current headquarters also in Irvine, California. The amended lease agreement provides for a lease term of sixty (60) months from the commencement date with the option to extend for an additional sixty (60) month term at then-current market rates. The aggregate rent for the term of the lease, as amended, is approximately $2.2 million.

On May 28, 2010, we entered into an Asset Purchase Agreement with LaRoss whereby we acquired up to 26,000 web hosting subscribers for a cash purchase price of up to $2,210,000. The purchase price was subject to adjustment in our favor if LaRoss actually transferred fewer than 26,000 web hosting subscribers, or in the event some or all of the purchased subscribers are no longer billable once transferred under certain limited circumstances. After giving effect to these purchase price and subscriber adjustments, the final purchase price has been adjusted to $1,890,825 and the number of website hosting accounts purchased has been finalized at 22,245. The purchase price will be amortized on an accelerated basis over four years based on how we expect the customer relationships to contribute to future cash flows.

On June 28, 2010, we entered into a Loan and Security Agreement with Silicon Valley Bank, replacing our line of credit with Square 1 Bank that expired by its terms on June 25, 2010. The Agreement provides us with a revolving credit facility of up to $30.0 million. As of September 30, 2010, $7.0 million in borrowings was outstanding under the facility. The maturity date of the revolving credit facility is June 28, 2013.

On July 1, 2010, we acquired all of the assets of Simply Static, LLC (doing business as Octane360), a Delaware limited liability company (“Octane360”). The assets acquired include a technology platform, which can be used to offer targeting and registration of geo-category based local website domains; small business and geo- category website creation, hosting and management; an ad exchange to manage the selection and deployment of ad inventory across all Octane360-controlled domains and websites; and a content marketplace to allow for the management of geo-category content written for advertising customers or our directly owned portfolio properties. Under the terms of the Asset Purchase Agreement, dated July 1, 2010 between us and Octane360 (the “Octane360 Asset Purchase Agreement”), we acquired the assets of Octane360 for $3.5 million in cash, 200,482 shares of our common stock and possible future contingent consideration based on the achievement of certain earnout milestones. On July 28, 2010, Octane360 achieved one of the milestones and received an additional $325,000 in cash and 48,077 shares of our common stock. On September 28, 2010, three additional earnout milestones were achieved totaling $1,950,000 and this amount was included in acquisition consideration payable on the balance sheet as of September 30, 2010. Octane360 may receive up to an additional $3.3 million in a combination of cash and our common stock based on Octane360 achieving certain milestones and its operating performance during the two year period ending June 30, 2012, as more particularly described in the Octane360 Asset Purchase Agreement.

On August 4, 2010, our Board of Directors approved a stock repurchase program of up to $2.0 million of our common stock. The stock repurchase program is authorized for 12 months and authorizes us to repurchase shares from time to time through open market or privately negotiated transactions. From time to time, we may enter into a Rule 10b5-1 trading plan that will allow us to purchase our shares at times when we ordinarily would not be in the market because of self-imposed trading blackout periods. The number of shares to be purchased and the timing of the purchases will be based on market conditions, share price and other factors. The stock repurchase program does not require us to repurchase any specific dollar value or number of shares and may be modified, extended or terminated by the Board of Directors at any time. Any Rule 10b5-1 trading plan we enter into in connection with carrying out our stock repurchase program will not, however, be capable of modification or extension once established. During the three and nine months ended September 30, 2010, we repurchased 270,400 shares of common stock at an average price of $4.52 per share.

On September 30, 2010, we entered into an Asset Purchase Agreement with Best Click Advertising.com, LLC (“BestClick”) whereby we acquired up to 10,000 web hosting subscribers for a cash purchase price of up to $1,100,000. The Purchase Price is subject to adjustment in our favor if BestClick actually transfers fewer than 10,000 web hosting subscribers, or in the event some or all of the Purchased Subscribers are no longer billable once transferred under certain limited circumstances, as more completely described in the Purchase Agreement. As of September 30, 2010, we recorded $830,500 as the estimated purchase price. The purchase price will be amortized on an accelerated basis over four years based on how we expect the customer relationships to contribute to future cash flows.

At the end of the third quarter of 2010 we entered into an expanded local advertising distribution agreement with SuperMedia Inc., effective September 30, 2010. The expanded agreement is expected to increase the monetization of our search traffic by providing an increased number of advertiser listings from SuperMedia in response to search requests on our Local.com website, and on our LSN, LDN and LWN websites.

On January 1, 2011, we acquired iTwango L.L.C., a technology platform that enables group-buying of discounted daily deals by consumers from local businesses. iTwango is an early stage group-buying platform that allows advertisers to submit discounted offers to consumers who receive those geo-targeted offers daily via email. Group-buying is the purchasing of discounted or special offers from a business on the condition that a minimum number of buyers are found.

On January 7, 2011, we issued a press release in which we reported preliminary fourth quarter and full year 2010 financial results. In the press release, we estimated that, based on unaudited preliminary results, total revenue for the fourth quarter 2010 is expected to be approximately $19.9 million, and GAAP net income (loss) for the fourth quarter 2010 is expected to be approximately $(750,000) or $(0.04) per diluted share, which includes a $1 million non-cash loss on warrant revaluation. For the full year 2010, we expect revenue of approximately $84.0 million. In accordance with normal procedures, these unaudited preliminary revenue and earnings results are subject to further review and completion by the company and its auditors.

Preliminary revenue reported for the fourth quarter 2010 was approximately $2.6 million below the mid-point of previous guidance. The shortfall to guidance was primarily related to lower-than-expected revenue from Yahoo! due to Microsoft’s Bing charging advertisers less for our search traffic, which resulted in less revenue per click (“RPC”) for our search results than Yahoo! had paid prior to the integration. We are actively working with Yahoo! to improve RPC and are also pursuing a number of other strategies, including, but not limited to, optimization of our search engine marketing campaigns as well as optimization and deployment of advertiser feeds from existing and new partners. These and other strategies are intended to preserve revenue, however, we cannot give assurances that our efforts to improve monetization with Yahoo! or any of the alternative strategies will be successful. If we are unable to improve RPC in the near term, our business and financial results may be materially harmed and our revenue in the first quarter 2011 may be lower than we are preliminarily reporting for the fourth quarter 2010.

On January 11, 2011, we issued a press release in which we announced that our Octane360 division signed five new sales channel partnerships. These new channel partners include interactive agencies, online advertising firms, outbound telesales bureaus and domain solution providers. Channel partners are expected to resell a variety of local online advertising solutions including local business directory listings, website development, and lead generation services. All of the products are expected to be sold on a private label basis.

Corporate Information

We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation.

Our principal executive offices are located at 7555 Irvine Center Drive, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at www.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with investing in our common stock.

THE OFFERING

Common Stock Offered by Us	4,000,000 shares of common stock (or 4,600,000 if the over-allotment option is exercised in full)

Common Stock Outstanding Prior to this Offering	16,606,033 shares(1)

Common Stock Outstanding After this Offering	20,606,033 shares(1)(2) (or 21,206,033(3) if the over-allotment option is exercised in full)

Over-allotment option	We have granted to the underwriter an option to purchase up to 600,000 shares of common stock at a price of $3.995 to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 30 days from the closing of this offering.

Net Proceeds	We estimate that the net proceeds to us of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $15.5 million.

Use of Proceeds	We currently intend to use the net proceeds from the sale of common stock offered by us in this offering for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, assets or technologies. Currently, there are no commitments or agreements regarding such investments or acquisitions. See “Use of Proceeds” on page S-28 of this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-9, as well as the risk factors contained in our reports filed with the SEC, including our Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q and Form 10-Q/A, as each may be amended, for a discussion of factors that you should consider before investing in our common stock.

NASDAQ Capital Market Symbol	LOCM

(1)	Based upon the number of shares outstanding as of January 11, 2011. Unless we specifically state otherwise, the share information in this prospectus supplement: (i) excludes 4,037,513 shares of common stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $5.02 per share granted under our equity incentive plans; and (ii) excludes 1,334,022 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $7.88 per share.

(2)	As a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $7.89 per share that were issued in a private placement transaction on August 1, 2007 (the “Series A Warrants”), the exercise price of the Series A Warrants will be reduced to $7.13 per share and we will issue an additional 56,949 Series A Warrants at an exercise price of $7.13 per share. The Series A Warrants are exercisable until January 31, 2013.

As a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $9.26 per share that were issued in a private placement transaction on August 1, 2007 (the “Series B Warrants”), the exercise price of the Series B Warrants will be reduced to $8.24 per share and we will issue an additional 66,664 Series B Warrants at an exercise price of $8.24 per share. The Series B Warrants are exercisable until January 31, 2014.

(3)	If the over-allotment is exercised in full, then as a result of such exercise and in accordance with the anti-dilution provisions contained in each of the Series A Warrants and the Series B Warrants, the exercise price of the Series A Warrants and the Series B Warrants will be reduced to $7.02 per share and $8.09 per share, respectively, and we will issue an additional 9,258 Series A Warrants at an exercise price of $7.02 per share and 11,043 Series B Warrants at an exercise price of $8.09 per share.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in our SEC filings or in any prospectus supplement or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to this Offering

If you purchase shares of common stock sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.

The public offering price per share in this offering is higher than the net book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution in net book value of $1.59 per share if we sell all 4,000,000 shares that we are offering, or more if we sell fewer shares in this offering. In addition, we have issued options and warrants to acquire common stock at prices below the public offering price.

As of December 31, 2010, there were outstanding options to purchase an aggregate of 4,037,513 shares of our common stock at a weighted average exercise price of $5.02 per share, of which options to purchase approximately 1,964,357 shares were exercisable as of such date. As of December 31, 2010, there were outstanding warrants to purchase 1,334,022 shares of our common stock, at a weighted average exercise price of $7.88 per share. The exercise of options and warrants, and the conversion of convertible securities, at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, the exercise of options and warrants will cause dilution to our existing shareholders.

As a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $7.89 per share that were issued in a private placement transaction on August 1, 2007 (the “Series A Warrants”), the exercise price of the Series A Warrants will be reduced to $7.13 per share and we will issue an additional 56,949 Series A Warrants at an exercise price of $7.13 per share. The Series A Warrants are exercisable until January 31, 2013. In addition, as a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $9.26 per share that were issued in a private placement transaction on August 1, 2007 (the “Series B Warrants”), the exercise price of the Series B Warrants will be reduced to $8.24 per share and we will issue an additional 66,664 Series B Warrants at an exercise price of $8.24 per share. The Series B Warrants are exercisable until January 31, 2014.

In addition, we have granted to the underwriter an option to purchase up to 600,000 shares of common stock at a price of $3.995 to cover over-allotments, if any. If the over-allotment is exercised in full, then as a result of such exercise and in accordance with the anti-dilution provisions contained in each of the Series A Warrants and the Series B Warrants, the exercise price of the Series A Warrants and the Series B Warrants will be reduced to $7.02 per share and $8.09 per share, respectively, and we will issue an additional 9,258 Series A Warrants at an exercise price of $7.02 per share and 11,043 Series B Warrants at an exercise price of $8.09 per share.

To the extent the outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that certain of our earlier investors paid less than the public offering price when they purchased their shares of common stock.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the proceeds in a manner that does not improve our operating results or increase the value of your investment.

We intend to use the net proceeds to us from the sale of shares of common stock offered by us in this offering for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, assets or technologies. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-28 for further information.

Risks Relating to the Company

If we are not successful with our local search initiative, our future financial performance may be affected.

Since August 9, 2005, we have been operating the website located at www.local.com, a consumer facing destination website specializing in local search and content. Since the third quarter of 2007, we have been operating our Local Syndication Network (LSN) which provides local search results and local content to our publisher partners. We have and expect to continue to invest significant amounts of time and resources investing in our Local.com website, LSN and other similar initiatives, including our Local Distribution Network (LDN) launched in the third quarter of 2009. We cannot assure you that we will continue to sustain or grow our current revenue from these or other local search initiatives. We also cannot assure you that we will sustain or grow the number of consumers or advertisers that use or advertise on Local.com or our LSN and LDN offerings. If we are unable to sustain or grow the number of consumers using and/or advertisers advertising with Local.com and our LSN and LDN, our financial performance may be adversely affected.

We have historically incurred losses and expect to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We have a history of losses. We had a net loss of $6.3 million for the year ended December 31, 2009 and $8.6 million for the year ended December 31, 2008 and expect to have a net loss for the year ended December 31, 2010. We also had an accumulated deficit of $53.9 million at September 30, 2010. We have significantly increased our operating expenses by expanding our operations in order to grow our business and further develop and maintain our services. Such increases in operating expense levels may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue does not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Our advertising partners may unilaterally change how they value our inventory of available advertising placements, which could materially affect our advertising revenue. Recently, Microsoft’s Bing began charging advertisers less for our search traffic, which resulted in less revenue per click (“RPC”) for our search results than Yahoo! had paid prior to the Yahoo!-Bing integration and which was the primary reason for the shortfall to our fourth quarter 2010 revenue guidance. If we are unable to improve RPC in the near term, these recent changes to the Yahoo! search and advertising platform could have a material and adverse effect on our financial results.

Our advertising partners may unilaterally change how they value our inventory of available advertising placements for any number of reasons, including changes in their services, changes in pricing, algorithms or advertising relationships. We have little control over such decisions. If our advertising partners pay us less for our advertising inventory, our advertising revenue would be materially adversely affected.

On January 7, 2011, we issued a press release in which we reported preliminary fourth quarter and full year 2010 financial results. In the press release, we estimated that, based on unaudited preliminary results, total revenue for the fourth quarter 2010 is expected to be approximately $19.9 million, and GAAP net income (loss) for the fourth quarter 2010 is expected to be approximately $(750,000) or $(0.04) per diluted share, which includes a $1 million non-cash loss on warrant revaluation. For the full year 2010, we expect revenue of approximately $84.0 million. The primary reason for the change in fourth quarter 2010 revenue from prior guidance is due to lower-than-expected revenue from Yahoo! due to Microsoft’s Bing charging advertisers less for our search traffic, which resulted in less RPC for our search results than Yahoo! had paid prior to the integration. We are actively working with Yahoo! to improve RPC and are also pursuing a number of other strategies, including, but not limited to, optimization of our search engine marketing campaigns as well as optimization and deployment of advertiser feeds from existing and new partners. These and other strategies are intended to preserve revenue and net income. However, we cannot give assurances that our efforts to improve monetization with Yahoo! or any of the alternative strategies will be successful. If we are unable to improve RPC in the near term, our business and financial results may be materially harmed and our revenue and net income in the first quarter 2011 may be lower than we preliminarily reported for the fourth quarter 2010.

We derive over 50% of our revenue from the display of advertising from Yahoo! and also acquire traffic from Yahoo!. If we are unable to increase our RPC under the Yahoo!-Bing advertising platform, then our business revenues and financial condition will be materially adversely affected. In addition, any decreases in the breadth or depth of advertising available for display or any increase in our traffic acquisitions costs could materially adversely affect our ability to produce revenue and margin that is comparable to our historical results, in which case our business and financial results may be significantly harmed.

Recent changes to our Local.com website could have a material adverse effect on our financial results.

In the fourth quarter of 2010, we launched our redesigned Local.com website. The impact the re-launch of our Local.com website will have on the ability of the Local.com site to generate revenue and margin comparable to the site’s historical performance is unknown. Any deterioration in the number of visits, click-throughs, page views, searches and other important metrics or any increase in traffic acquisition costs compared to historical results could materially adversely affect our ability to produce revenue and margin that is comparable to our historical results, in which case our business and financial results may be significantly harmed.

If we fail to maintain the number of customers purchasing our monthly subscription products, our revenue and our business could be harmed. Our announced suspension of LEC-billed subscriber bases is expected to result in a decline in revenue and earnings.

Our monthly subscription customers do not have long-term obligations to purchase our products or services and many will cancel their subscriptions each month. As a result of this customer churn, we must continually add new monthly subscription customers to replace customers who cancelled and to grow our business beyond our current customer base.

In the fourth quarter of 2010, we announced that we will suspend acquisitions of LEC-billed subscriber bases in order to concentrate our resources around the Exact Match product suite powered by our recently acquired Octane360 platform. As a result, we anticipate revenue from our existing subscribers to decline as the number of subscribers churns out. As we shift our efforts to focus on the sale of our Exact Match products, we do not anticipate that the revenues from those efforts will fully-offset the decline in revenue from existing subscribers as they churn out as anticipated. Any decline in subscriber revenue and related margin could materially adversely affect our business and financial results.

We have recently acquired assets and businesses and may face risks with integration and performance of these assets and businesses.

As part of our business strategy, in July 2010, we acquired the assets of Octane360, a technology startup providing domain-based local advertising solutions to small businesses, domain portfolio owners, agencies and channel partners. In September 2010, we expanded our existing distribution agreement with SuperMedia, which provides for increased collaboration between the companies on new distribution, traffic, product and revenue initiatives. As a result, SuperMedia clients are distributed across our Octane360 network, which features over 80,000 locally-targeted sites. There are no assurances that similar distribution agreements with digital ad agencies or other parties will be available on terms that are financially and commercially acceptable or at all. In addition, we are in the process of integrating the Octane360 business and there can be no assurance that we will be able to successfully integrate the business into our operations.

In January 2011, we acquired iTwango L.L.C., a technology platform that enables group-buying of discounted daily deals by consumers from local businesses. Like the Octane360 business, we are in the process of integrating the iTwango business and there can be no assurance that we will be able to successfully integrate the iTwango business into our operations.

We may enter into additional acquisitions, business combinations or strategic alliances in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets acquired. In addition, the process of integrating an acquired company, business or technology, which require a substantial commitment of resources and management’s attention, may create unforeseen operating difficulties and expenditures. The acquisition of a company or business is accompanied by a number of risks, including, without limitation:

•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisitions may have lacked such controls, procedures and policies;

•	the difficulty of assimilating the operations and personnel of the acquired company with and into our operations, which are headquartered in Irvine, California;

•	The failure to retain key personnel at the companies we acquire;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty of incorporating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to further successfully develop acquired technology resulting in the impairment of amounts currently capitalized as intangible assets;

•	the impairment of relationships with customers of the acquired company or our own customers and partners as a result of any integration of operations;

•	the impairment of relationships with employees of our own business as a result of any integration of new management personnel;

•	Inability or difficulty in reconciling potentially conflicting or overlapping contractual rights and duties;

•	the potential unknown liabilities associated with the acquired company, including intellectual property claims made by third parties against the acquired company; and

•	the failure of an acquired company to perform as planned and to negatively impact our overall financial results.

We may not be successful in addressing these risks or any other problems encountered in connection with the acquisitions of Octane360 or iTwango, or that we could encounter in future acquisitions, which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.

Two of our advertising partners have provided a substantial portion of our revenue; the loss of either of these partners may have a material adverse effect on our operating results.

Our advertising partner, Yahoo! Inc., represented 45% and 46% of our total revenue for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, and our advertising partner, SuperMedia Inc. (formerly known as Idearc Media Corp), represented 23% of our total revenue for each of the year ended December 31, 2009 and for the nine months ended September 30, 2010. It is difficult to predict whether Yahoo! and SuperMedia will continue to represent such a significant portion of our revenue in the future. Additionally, our contracts with each of these advertising partners are generally short term in nature. Upon expiration of these agreements, there can be no assurance that they will be renewed, or, if these agreements are renewed, that we would receive the same or a higher revenue share as we do under the current agreement, or involve the same amount of use of our paid-search services as currently used, or contain the same rights as they currently do, in which case our business and financial results may be harmed. Additionally, there can be no assurance that if we enter into an arrangement with alternative search providers the terms would be as favorable as those under the current Yahoo! and SuperMedia agreements. Even if we were to enter into an arrangement with an alternative search provider with terms as or more favorable than those under the current agreements with Yahoo! and SuperMedia, such arrangements might generate significantly lower search advertising revenues for us if the alternative search provider is not able to generate search advertising revenues as successfully as Yahoo! and SuperMedia currently does.

One customer accounts for a significant portion of our accounts receivable, and the failure to collect from that customer would harm our financial condition and results of operations.

While most of our customers pay for our services in advance, some do not. One of our customers that does not pay in advance, Yahoo!, has and for the foreseeable future will likely continue to account for a significant portion of our accounts receivable. At December 31, 2009 and the nine months ended September 30, 2010, Yahoo! represented 58% and 34%, respectively, of our total accounts receivable. Yahoo!’s accounts have been, and will likely continue to be, unsecured and any failure to collect on those accounts would harm our financial condition and results of operations.

A significant portion of the traffic to our Local.com website is acquired from other search engines, mainly google.com, the loss of the ability to acquire traffic could have a material and adverse effect on our financial results.

We advertise on other search engine websites, primarily google.com, but also yahoo.com, msn.com and ask.com, by bidding on certain keywords we believe will drive traffic to our Local.com website. During the year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 57% and 71%, respectively, of the traffic on our Local.com website and LSN partner websites was acquired through search engine marketing campaigns on other search engine websites. During the year ended December 31, 2009 and the nine months ended September 30, 2010, advertising costs to drive consumers to our Local.com website were $25.9 million and $22.9 million, respectively, of which $17.9 million and $17.0 million, respectively, was paid to Google, Inc. If we are unable to advertise on these websites, or the cost to advertise on these websites increases, our financial results will suffer.

Problems with our computer and communication systems may harm our business.

A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our advertising partners and LSN and LDN. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain advertising customers, as well as maintain adequate customer service levels. We may experience periodic systems interruptions. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or timely expand and upgrade our systems and infrastructure to accommodate such increases.

We face intense competition from larger, more established companies, as well as our own advertising partners, and we may not be able to compete effectively, which could reduce demand for our services.

The online paid-search market is intensely competitive. Our primary current competitors include Yahoo! Inc., Google Inc. and online directories, such as Yellowpages.com. Although we currently pursue a strategy that allows us to partner with a broad range of websites and search engines, our current and future partners may view us as a threat to their own internal paid-search services. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing agreements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry has experienced consolidation, including the acquisitions of companies offering paid-search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid-search services. If these industry trends continue, or if we are unable to compete in the paid-search market, our financial results may suffer.

We are dependent on third party products, services and technologies; changes to existing products, services and technologies or the advent of new products, services and technologies could adversely affect our business.

Our business is dependent upon our ability to use and interact with many third party products, services and technologies, such as browsers, data and search indices, and privacy software. Any changes made by third parties or consumers to the settings, features or functionality of these third party products, services and technologies or the development of new products, services and technologies that interfere with or disrupt our products, services and technologies could adversely affect our business. For instance, if a major search index were to alter its algorithms in a manner that resulted in our content not being indexed as often or appearing as high in its search results, our consumers might not be able to reach and use our content, products and services and our business could be adversely affected. Similarly, if more consumers were to switch their browsers to higher security settings to restrict the acceptance of cookies from the websites they visit, our ability to effectively use cookies to track consumer behavior in our business could be impacted and our business could be adversely affected.

We rely on our advertising partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.

We rely on our advertising partners to provide us with advertiser listings so that we can distribute these listings to Local.com and our LSN and LDN partners in order to generate revenue when a consumer click-through or other paid event occurs on our advertising partners’ sponsored listings. Our advertising partners represented 81% of our total revenue for the year ended December 31, 2009 and 83% of our total revenue for the nine months ended September 30, 2010. Most of our agreements with our advertising partners are short-term, and, as a result, they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. Our success depends, in part, on the maintenance and growth of our advertising partners. If we are unable to develop or maintain relationships with these partners, our operating results and financial condition could suffer.

We are dependent on LSN and LDN partners to provide us with local search traffic and access to local advertisers, and if they do not, our business could be harmed.

We have contracts with our LSN, LWN and LDN partners to provide us with either local search traffic or access to local advertisers. Our LSN, LWN and LDN partners are very important to our revenue and results of operations. Any adverse change in our relationships with key LSN. LWN and LDN partners could have a material adverse impact on our revenue and results of operations. In many cases, our agreements with these LSN, LWN and LDN partners are short-term and/or subject to many variables which enable us or our LSN, LWN and LDN to discontinue our relationship or negotiate new terms that are less favorable to us with little or no notice. If we are unable to maintain relationships with our current LSN, LWN and LDN partners or develop relationships with prospective LSN, LWN and LDN partners on terms that are acceptable to us, our operating results and financial condition could suffer. Any decline in the number and/or quality of our LSN, LWN and LDN partners could adversely affect the value of our services.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition in a number of ways. For example, current or potential customers, such as advertisers, may delay or decrease spending with us or may not pay us or may delay paying us for previously performed services. In addition, if consumer spending continues to decrease, this may result in fewer clicks on our advertisers’ ads displayed on our Local.com website or our LSN, LWN and LDN partner websites.

The current global financial crisis and uncertainty in global economic conditions may have significant negative effects on our access to credit and our ability to raise capital.

We have historically relied on private placements of our equity to fund our operations. On June 28, 2010, we entered into a Loan and Security Agreement with Silicon Valley Bank, replacing our line of credit with Square 1 Bank that expired by its terms on June 25, 2010. The loan agreement provides us with a revolving credit facility of up to $30.0 million. The maturity date of the revolving credit facility is June 28, 2013. As of September 30, 2010, we had $7.0 million in borrowings outstanding under the revolving credit facility. We must meet certain financial covenants during the term of the revolving credit facility, including maintaining a minimum adjusted quick ratio of 1.25 to 1, which is a ratio of our unrestricted cash and cash equivalents plus net billed accounts receivable and investments that mature in fewer than 12 months to our current liabilities minus deferred revenue, warrant liability and plus 25% of any outstanding credit extensions under the revolving credit facility. We are also required to maintain a leverage ratio of not greater than 2.5 at the end of each fiscal quarter through June 30, 2012 and 2.0 at the end of each fiscal quarter thereafter. In addition, our quarterly adjusted EBITDA must equal at least $1,000,000 (this minimum amount is for financial covenant purposes only, and does not represent projections or expectations of our future financial results). As of September 30, 2010, we were in compliance with all such financial covenants; however, we cannot assure you that we will remain in compliance with our financial covenants in the future. If we are unable to comply with our financial covenants, the lender may declare an event of default under the loan agreement, in which event all outstanding borrowings would become immediately due and payable. We cannot assure you that we would have sufficient cash on hand to repay such outstanding borrowings if an event of default were declared under the loan agreement.

The recent global financial crisis which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all. The failure to raise capital or obtain credit when needed, or on acceptable terms, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment agreements with our five executive officers and certain key personnel, each of these may, however, be terminated with 30 days notice by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

The market for Internet and local search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet marketing and advertising, in general, and paid-search, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Local search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that local search results are less relevant and reliable than non-paid-search results, and may view paid-search results less favorably than search results generated by non-paid-search engines. If consumers reject our paid-search services, or commercial use of the Internet generally, and the number of click-throughs on our sponsored listings decreases, the commercial utility of our search services could be adversely affected which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect that our anticipated future growth, including through potential acquisitions, may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may incur impairment losses related to goodwill and other intangible assets which could have a material and adverse effect on our financial results.

As a result of our acquisition of Inspire Infrastructure 2i AB, the purchase of Local.com domain name, the Atlocal asset purchase, the acquisition of PremierGuide, Inc. and the purchase of subscribers from LiveDeal and LaRoss, we have recorded substantial goodwill and intangible assets in our consolidated financial statements. We are required to perform impairment reviews of our goodwill and other intangible assets, which are determined to have an indefinite life and are not amortized. Such reviews are performed annually or earlier if indicators of potential impairment exist. We performed our annual impairment analysis as of December 31, 2009 and determined that no impairment existed. Future impairment reviews may result in charges against earnings to write-down the value of intangible assets.

If we are not successful in defending against the patent infringement lawsuit filed against us, our operations could be materially adversely affected.

On July 23, 2010, a lawsuit alleging patent infringement was filed in the United States District Court for the Eastern District of Texas against us and others in our sector, by GEOTAG, Inc., a Delaware corporation with its principal offices in Plano, Texas. The complaint alleges that we infringe U.S. Patent No. 5,930,474 (hereinafter, the “ ‘474 Patent”) as a result of the operation of our website at www.local.com. GEOTAG, Inc. purports to be the rightful assignee of all right, title and interest in and to the ‘474 Patent. The complaint seeks unspecified amounts of damages and costs incurred, including attorney fees, as well as a permanent injunction preventing us from continuing those activities that are alleged to infringe the ‘474 Patent. If it is determined that we have infringed the ‘474 patent, we could be subject to damages and a permanent injunction that could have a material adverse effect on us and our operations. In addition, this litigation could have a material adverse effect on our financial condition and results of operations because of defense costs, diversion of management’s attention and resources and other factors.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any patent litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be subject to lawsuits for information displayed on our websites and the websites of our advertisers, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our LSN and LDN. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers. Our potential liability for unlawful activities of our advertisers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we do not deliver traffic that converts into revenue for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listings with us.

For our services to be successful, we need to deliver consumers to advertisers’ websites that convert into sales for the advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertisers may pay us less for their monthly subscription listings and our advertising partners may pay us less per click or in both cases, cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to paid-search. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue.

If we do not continue to develop and offer compelling content, products and services, our ability to attract new consumers or maintain the engagement of our existing consumers could be adversely affected.

We believe we must offer compelling content, products and services in order to attract new consumers and maintain the engagement of our existing consumers. Our ability to acquire, develop and offer new content, products and services, as well as new features, functionality and enhanced performance for our existing content, services and products requires substantial costs and efforts. The consumer reception of any new offerings we may make is unknown and subject to consumer sentiment that is difficult to predict. If we are unable to provide content, products, and services that are sufficiently attractive and relevant to consumers (including subscribers to our monthly subscription listing products), we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement with our Local.com site or our LSN and LWN offerings. Even if we are successful in the development and offering of compelling content, products, features, and services, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement.

If we cannot continue to develop and offer effective advertising products and services, our advertising revenues could be adversely affected.

We believe that growth in our advertising revenues depends on our ability to continue offering our advertisers and publishers with effective products and services. Developing new and improving upon our existing products and services may require significant effort and expense. If we are unable to develop and improve our advertising products and services, including those that more effectively or efficiently plan, price or target advertising, our advertising revenues could be adversely affected.

If our billing partners lose the ability to bill our monthly subscription customers through Local Exchange Carriers on those monthly subscription customers’ telephone bills it would adversely impact our results of operations.

We currently maintain a billing relationship with certain third parties that bill some of our monthly subscription customers for us through each customer’s local exchange carrier (“LEC”). These third parties are approved to bill our products and services directly on most of our monthly subscription customers’ local telephone bills through their LEC, commonly referred to as their local telephone company. During the year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 92% and 87%, respectively, of our monthly subscription customers were billed via LEC billing and revenue from LEC billing represented approximately 10% and 14%, respectively, of our total revenue. The existence of the LECs is the result of federal legislation. As such, Congress could pass future legislation that obviates the existence of or the need for the LECs. Additionally, regulatory agencies could limit or prevent the ability of our third party partners to use the LECs to bill our monthly subscription customers. Similarly, the introduction of and advancement of new technologies, such as WiFi technology or other wireless-related technologies, could render unnecessary the existence of fixed telecommunication lines, which also could obviate the need for and access to the LECs. Finally, our third party billing partners have historically been affected by the LECs’ internal policies. With respect to certain LECs, such policies are becoming more stringent. The inability on the part of our third party billing partners to use the LECs to bill our advertisers through their monthly telephone bills could increase the churn rate of our existing monthly subscription customers and would have a material adverse impact on our financial condition and results of operations.

Our revenue may decline over time due to the involvement of the alternative telephone suppliers in the local telephone markets.

Due to competition in the telephone industry, many business customers are finding alternative telephone suppliers, such as Competitive Local Exchange Carriers, cable companies, VOIP offerings, and the like that offer less expensive alternatives to the LECs. When the LECs effectuate a price increase, many business customers look for an alternative telephone supplier. When our monthly subscription customers switch service providers from the LECs to an alternate telephone supplier, our third party billing partners may be precluded from billing these monthly subscription customers on their monthly telephone bill and we must instead convert them to alternative billing methods such as credit card. This conversion process can be disruptive to our operations and result in lost revenue. We cannot provide any assurances that our efforts will be successful. The inability on the part of our third party billing partners to use the LECs to bill our advertisers through their monthly telephone bills could increase the churn rate of our existing monthly subscription customers and would have a material adverse impact on our financial condition and results of operations.

Our ability to efficiently bill our monthly subscription customers depends upon our third party billing partners.

We currently depend upon our third party billing partners to efficiently bill and collect monies through LEC billing. We currently have agreements with two third party billing partners. Any disruption in these third parties’ ability to perform these functions could adversely affect our financial condition and results of operations.

If our monthly subscription customers file complaints against us or our partners, we could be forced to refund material amounts of monthly subscription revenues and our ability to operate our subscription service could be adversely impacted, which would adversely affect our results of operation.

We have internal and outsourced telesales initiatives that could result in complaints from our monthly subscription customers against us or our third party partners who dispute that they have agreed to receive and be billed for our monthly subscription services. Monthly subscription customers may also direct their complaints to a state’s attorney general’s office, federal agencies such as the Federal Trade Commission, their LEC and other authorities. If a complaint is directed to an attorney general, a Federal agency, a LEC or other authorities, we may be forced to alter or curtail our sales and billing activity and to refund the monthly subscription fees that have already been collected for services rendered in unknown amounts. If this were to happen, our financial results could be materially impacted.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

Our success is substantially dependent upon our proprietary technology, which relates to a variety of business and transactional processes associated with our paid-search advertising model, our Keyword DNA technology and our Local Connect search and advertising platform. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. We have been issued six patents and although we have filed additional patent applications on certain parts of our technology, much of our proprietary information may not be patentable. We cannot assure you that we will develop proprietary technologies that are patentable or that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection. We own the trademarks for Local.com, ePilot, Pay Per Connect, Local Promote, Local Connect, Keyword DNA, Assured Response, Network Advantage, Paid Search Plus and OCTANE360 in the United States and may claim trademark rights in, and apply for trademark registrations in the United States for a number of other marks. We cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

We rely on third party technology, server and hardware providers, and a failure of service by any of these providers could adversely affect our business and reputation.

We rely upon a third party data center provider to host our main servers and expect to continue to do so. In the event that this provider experiences any interruption in operations or ceases operations for any reason or if we are unable to agree on satisfactory terms for a continued hosting relationship, we would be forced to enter into a relationship with another service provider or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against our provider in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by our current co-location provider. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

If we fail to scale and adapt our existing technology architecture to manage the expansion of our offerings our business could be adversely affected.

We anticipate expanding our offerings to consumers, advertisers and publishers. Any such expansion will require substantial expenditures to scale or adapt our technology infrastructure. As usage increases and products and services expand, change or become more complex in the future, our complex technology architectures utilized for our consumer offerings and advertising services may not provide satisfactory support. As a result, we may make additional changes to our architectures and systems to deliver our consumer offerings and services to advertisers and publishers, including moving to completely new technology architectures and systems. Such changes may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in service may cause consumers, advertisers and publishers to become dissatisfied with our offerings and could adversely affect our business.

Our business is subject to a number of natural and man-made risks, including natural disasters such as fires, floods, and earthquakes and problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from natural disaster and man-made problems, including fires, floods, earthquakes, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. As an example, if we were to experience a significant natural disaster, such as an earthquake, fire or flood, it likely would have a material adverse impact on our business, operating results and financial condition, and our insurance coverage will likely be insufficient to compensate us for all of the losses we incur. Additionally, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or customer data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Southern California area, and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide customer service, such disruptions could negatively impact our ability to run our business, which could have an adverse affect on our operating results and financial condition.

State and local governments may be able to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.

Beginning in 1998, the federal government imposed a moratorium on state and local governments’ imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.

Federal, state or international laws or regulations applicable to our business could adversely affect our business.

We are subject to a variety of existing federal, state and international laws and regulations in the areas of advertising, content regulation, privacy, consumer protection, defamation, child protection, advertising to and collecting information from children, taxation and billing, among others. These laws can change, as can the interpretation and enforcement of these laws. Additionally, new laws and regulations may be enacted at any time. Compliance with laws is often costly and time consuming and may result in the diversion of a significant portion of management’s attention. Our failure to comply with applicable laws and regulations could subject us to significant liabilities which could adversely affect our business. Specific federal laws that impact our business include The Digital Millennium Copyright Act of 1998, The Communications Decency Act of 1996, The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations), The Protect Our Children Act of 2008, and The Electronic Communications Privacy Act of 1986. Additionally, there are a number of state laws and pending legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with applicable laws or regulations we could be subject to significant liability which could adversely affect our business.

Failure to comply with federal, state or international privacy laws or regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

We are subject to a variety of federal, state and international laws and regulations that govern the collection, retention, use, sharing and security of consumer data. Existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. Additionally, it is possible that existing laws may be expanded upon or new laws passed that would require our compliance. Any failure to comply with the existing laws, regulations, industry self-regulatory principles or our own posted privacy policies and practices concerning the collection, use and disclosure of user data on our websites could result in claims, proceedings or actions against us by governmental entities or others, which could adversely affect our business. In addition, any failure or perceived failure by us to comply with industry standards or with our own privacy policies and procedures could result in a loss of consumers or advertisers and adversely affect our business.

Government and legal regulations with respect to the Internet may damage our business.

There are currently few significant laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as the positioning of sponsored listings on search results pages. For example, the Federal Trade Commission, or FTC, has in the past reviewed the way in which search engines disclose paid-search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid-search results are clearly distinguished from non-paid results, that the use of paid- search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid-search listings on search results. In February 2009, the FTC issued a staff report titled “Self-Regulatory Principles for Online Behavioral

Advertising.” In December 2009, the FTC issued “Guides Concerning the Use of Endorsements and Testimonials in Advertising.”

The adoption of laws, regulations, guidelines and principles relating to online advertising, including behavioral advertising, placement of paid search advertisements or user privacy, defamation or taxation and the like may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Any regulation of our use of cookies or similar technologies could adversely affect our business.

We use small text files placed in a consumer’s browser, commonly known as cookies, to facilitate authentication, preference management, research and measurement, personalization and advertisement and content delivery. Several Federal, state and international governmental authorities are regularly evaluating the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising and other purposes. Any regulation of these tracking technologies and other current online advertising practices could adversely affect our business.

We have had to restate our financial results for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and as a result, have determined that we had a material weakness in our internal control over financial reporting as of December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010 and that our disclosure controls and procedures as of March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010 were not effective. If we are unable to implement adequate controls and procedures we may not be able to accurately report our financial results, which could harm our business and operating results.

On February 1, 2010, we announced that during our year-end review, management determined that warrants we issued in connection with a financing during 2007 contained an anti-dilution feature that should be reclassified and treated as a derivative liability effective January 1, 2009 per the amended provisions regarding the accounting for derivatives and determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception regarding derivative accounting issued by the FASB. On February 1, 2010, management and our Audit Committee determined that our financial statements included in our quarterly reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 should no longer be relied upon.

Accordingly, on that date, we filed amendments to our quarterly reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 to restate our financial statements to include the non-cash charges related to the revaluation of the warrant liability. These restatements had no impact on our previously reported revenues, cash flows from operations or total cash and cash equivalents shown in the condensed consolidated financial statements for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009.

As described under “Item 9A — Controls and Procedures” in our Annual Report on Form 10-K/A for the period ended December 31, 2009, our Chief Executive Officer and Chief Financial Officer determined that as of the end of the quarterly periods ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, our disclosure controls and procedures and our internal control over financial reporting were not effective due to a material weakness in our internal control over financial reporting. As described under “Item 4T — Controls and Procedures” in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, our Chief Executive Officer and Chief Financial

Officer determined that as of the end of the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, our disclosure controls and procedures and our internal control over financial reporting were not effective due to a material weakness in our internal control over financial reporting with respect to our reporting of complex and non-routine transactions.

To address this material weakness, we have engaged and will continue to engage outside experts, as needed, to provide counsel and guidance in areas where we cannot economically maintain the required expertise internally (e.g., with the appropriate classifications and treatments of complex and non-routine transactions). Specifically, we have engaged a consulting firm to review our derivative valuation assumptions and calculations.

We may adopt additional remediation measures related to the identified control deficiency as necessary as well as to continue to evaluate our internal controls on an ongoing basis and to upgrade and enhance them as needed.

Our Audit Committee has taken an active role in reviewing and discussing the identified material weakness with our auditors and financial management. Our management and the Audit Committee will actively monitor the implementation and effectiveness of the remediation measures taken by our financial management. We are currently working towards remediation of the material weakness and anticipate full remediation as of December 31, 2010.

We cannot be certain that any remedial measures we take will ensure that we design, implement, and maintain adequate controls over our financial processes and reporting in the future. Remedying the material weakness that we have identified could require us to incur significant costs, hire additional personnel, expend significant time and management resources or make other changes. Any delay or failure to design and implement new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results, cause us to fail to meet our financial reporting obligations, or prevent us from providing reliable and accurate financial reports. Any failure to remediate this material weakness in a timely fashion or having or maintaining ineffective internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We believe that with our initial public offering, our recent private placements and other transactions that have occurred over the past four years, we have triggered an “ownership change” limitation. We have performed an analysis to determine to what extent our ability to utilize our net operating loss carryforwards is limited. We determined that our Section 382 limitation is $3.7 million a year of which we have accumulated $14.9 million available for use in fiscal 2010. We may also experience ownership change in the future as a result of subsequent shifts in our stock ownership. As of December 31, 2009, we had net operating loss carryforwards of approximately $46.0 million and $40.9 million for federal and state income tax purposes, respectively. However, on September 23, 2008, the State of California suspended the use of net operating loss carryforwards for an indefinite period of time. As a result of this suspension, we will not be able to make use of net operating loss carryforwards for state income tax purposes for the indefinite future. There can be no guarantee that we will ever be able to use these state net operating loss carryforwards in the future.

Risks Relating to our Common Stock

The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our advertising partners or the aggregate amount of advertising dollars spent with us;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of litigation, including intellectual property litigation, by or against us;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	short selling of our stock;

•	large volumes of sales of our shares of common stock by existing stockholders;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

Due to the short-term nature of our advertising partner agreements and the emerging nature of the online advertising market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general, and the Nasdaq Capital Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

We have never paid dividends on our common stock.

Since our inception, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. Therefore, any return on your investment would likely come only from an increase in the market value of our common stock.

Certain warrants contain anti-dilution provisions that would be triggered upon an offering of our common stock, such as this offering, and the exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.

As of December 31, 2010, there were outstanding options to purchase an aggregate of 4,037,513 shares of our common stock at a weighted average exercise price of $5.02 per share, of which options to purchase approximately 1,964,357 shares were exercisable as of such date. As of December 31, 2010, there were outstanding warrants to purchase 1,334,022 shares of our common stock, at a weighted average exercise price of $7.88 per share.

As a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $7.89 per share that were issued in a private placement transaction on August 1, 2007 (the “Series A Warrants”), the exercise price of the Series A Warrants will be reduced to $7.13 per share and we will issue an additional 56,949 Series A Warrants at an exercise price of $7.13 per share. The Series A Warrants are exercisable until January 31, 2013. In addition, as a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $9.26 per share that were issued in a private placement transaction on August 1, 2007 (the “Series B Warrants”), the exercise price of the Series B Warrants will be reduced to $8.24 per share and we will issue an additional 66,664 Series B Warrants at an exercise price of $8.24 per share. The Series B Warrants are exercisable until January 31, 2014.

In addition, we have granted to the underwriter an option to purchase up to 600,000 shares of common stock at a price of $3.995 to cover over-allotments, if any. If the over-allotment is exercised in full, then as a result of such exercise and in accordance with the anti-dilution provisions contained in each of the Series A Warrants and the Series B Warrants, the exercise price of the Series A Warrants and the Series B Warrants will be reduced to $7.02 per share and $8.09 per share, respectively, and we will issue an additional 9,258 Series A Warrants at an exercise price of $7.02 per share and 11,043 Series B Warrants at an exercise price of $8.09 per share.

The exercise of options and warrants, and the conversion of convertible securities, at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, the exercise of options and warrants will cause dilution to our existing shareholders. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus supplement, we had outstanding 16,606,033 shares of common stock, of which our directors and executive officers own 83,412 shares which are subject to the limitations of Rule 144 under the Securities Act of 1933 or the Securities Act. All of the 16,522,621 remaining outstanding shares are freely tradable.

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the SEC.

An affiliate of our company may sell after six months with the following restrictions:

•	we are current in our filings;

•	certain manner of sale provisions;

•	filing of Form 144; and

•	volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale.

Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:

•	special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of remaining directors, and not by our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•	our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•	our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.

We implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding common stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our rights plan could make it more difficult for a third-party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding that acquisition.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

USE OF PROCEEDS

We estimate that the net proceeds to us of this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us of approximately $1.5 million, will be approximately $15.5 million, assuming no exercise of the underwriter’s over-allotment option.

We currently intend to use the net proceeds from the sale of shares of common stock offered by us in this offering for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, assets or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Until we use the net proceeds of this offering, we may invest the net proceeds in interest-bearing investment securities, such as U.S. Treasury and government agency obligations, high grade debt securities and commercial paper.

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of September 30, 2010:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to our sale of 4,000,000 shares of common stock in this offering at a public offering price of $4.25 per share.

You should read this table in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and related notes that are included in our quarterly report on Form 10-Q for the three months ended September 30, 2010, which is incorporated by reference in this prospectus supplement.

	September 30, 2010
	Actual	As Adjusted(1)
	(Unaudited)
	(In thousands, except share data)

Current Assets
Cash and cash equivalents	$11,887	$27,377
Stockholders’ Equity:
Preferred stock, par value $0.00001; 10,000,000 shares authorized; zero shares issued and outstanding	$—	$—
Common stock, par value $0.00001 (65,000,000 shares authorized, 16,571,605 issued and outstanding (20,571,605 shares as adjusted))	—	—
Additional paid in capital	93,239	108,729
Accumulated deficit	(53,910)	(53,910)
Stockholders’ equity	$39,329	$54,819

(1)	Assumes that all 4,000,000 shares of common stock offered by us pursuant to this prospectus supplement are sold in this offering.

DILUTION

Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net book value per share. Our net book value as of September 30, 2010, was approximately $39.3 million, or approximately $2.37 per share of common stock based on the 16,571,605 shares of common stock outstanding at such time. Net book value per share represents the amount of total assets less total liabilities, divided by the number of shares of our common stock outstanding.

Dilution in net book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net book value per share of our common stock immediately after this offering. After giving effect to our sale of 4,000,000 shares of common stock in this offering at the public offering price of $4.25 per share, and after deduction of the underwriting discounts and the estimated offering expenses payable by us of approximately $1.5 million, our pro forma net book value as of September 30, 2010 would have been approximately $54.8 million, or $2.66 per share. This represents an immediate increase in net book value of $0.29 per share of common stock to existing shareholders and an immediate dilution of $1.59 per share of common stock to purchasers of common stock in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$4.25
Net book value per share as of September 30, 2010	$2.37
Increase per share attributable to payments by investors in this offering	$0.29

Pro forma net book value per share as of September 30, 2010, after giving effect to this offering		$2.66

Immediate dilution in net book value per share to new investors		$1.59

If the underwriter exercises its over-allotment option in full, our net book value will increase to approximately $2.70 per share, representing an increase in pro forma net book value of $0.33 per share, and an immediate dilution of approximately $1.55 per share to new investors.

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock, the exercise of outstanding warrants and the exercise of outstanding options granted under our equity compensation plans. We have issued options and warrants to acquire common stock at prices below the public offering price. As of December 31, 2010, we have 4,037,513 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our equity incentive plans at a weighted average exercise price per share of $5.02 and 1,334,022 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price per share of $7.88.

As a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $7.89 per share that were issued in a private placement transaction on August 1, 2007 (the “Series A Warrants”), the exercise price of the Series A Warrants will be reduced to $7.13 per share and we will issue an additional 56,949 Series A Warrants at an exercise price of $7.13 per share. The Series A Warrants are exercisable until January 31, 2013. In addition, as a result of this offering, and in accordance with the anti-dilution provisions contained in the warrants to purchase up to 537,373 shares of common stock at an exercise price of $9.26 per share that were issued in a private placement transaction on August 1, 2007 (the “Series B Warrants”), the exercise price of the Series B Warrants will be reduced to $8.24 per share and we will issue an additional

66,664 Series B Warrants at an exercise price of $8.24 per share. The Series B Warrants are exercisable until January 31, 2014.

In addition, we have granted to the underwriter an option to purchase up to 600,000 shares of common stock at a price of $3.995 to cover over-allotments, if any. If the over-allotment is exercised in full, then as a result of such exercise and in accordance with the anti-dilution provisions contained in each of the Series A Warrants and the Series B Warrants, the exercise price of the Series A Warrants and the Series B Warrants will be reduced to $7.02 per share and $8.09 per share, respectively, and we will issue an additional 9,258 Series A Warrants at an exercise price of $7.02 per share and 11,043 Series B Warrants at an exercise price of $8.09 per share.

To the extent such outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that certain of our earlier investors paid less than the public offering price when they purchased their shares of common stock.

To the extent that we sell fewer than 4,000,000 shares in this offering, the net book value per share after giving effect to this offering will be less, and the immediate dilution in net book value per share to new investors will be greater.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our securities and their related rights is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, a copy of which was filed as an exhibit to our registration statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004, the amendment to restated certificate of incorporation, a copy of which was filed as an exhibit to our current report on Form 8-K filed with the SEC on August 17, 2009, and our amended and restated bylaws, a copy of which was filed as an exhibit to our current report on Form 8-K filed with the SEC on November 2, 2007, and by the provisions of applicable Delaware law.

We are currently authorized to issue 65,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of December 31, 2010, there were 16,584,346 shares of our common stock outstanding, which were held by 58 stockholders of record. As of December 31, 2010, no preferred stock is outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation, as amended. Subject to the preferences of any shares of preferred stock outstanding at the time, holders of shares of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available to us. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share equally in all our assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, if any. Shares of our common stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares. All outstanding shares of our common stock are, and the shares of common stock offered in this prospectus will be, upon payment and issuance, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, $0.00001 par value, in one or more series. Our board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders.

The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of our common stockholders. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Warrants

As of December 31, 2010, we have 1,334,022 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price per share of $7.88.

We have 57,996 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $4.32 per share, 71,642 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $4.82, 57,996 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $5.13 and 71,642 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $5.63 per share, each of which warrants were issued in a private placement transaction on February 23, 2007 and which are exercisable through February 23, 2012.

We have 537,373 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $7.89 per share (the “Series A Warrants”) and 537,373 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $9.26 per share (the “Series B Warrants”), each of the Series A Warrants and the Series B Warrants were issued in a private placement transaction on August 1, 2007 and which are exercisable through January 31, 2013 and January 31, 2014, respectively. As a result of this offering, and in accordance with the anti-dilution provisions contained in the Series A Warrants, the exercise price of the Series A Warrants will be reduced to $7.13 per share and we will issue an additional 56,949 Series A Warrants at an exercise price of $7.13 per share. In addition, as a result of this offering, and in accordance with the anti-dilution provisions contained in the Series B Warrants, the exercise price of the Series B Warrants will be reduced to $8.24 per share and we will issue an additional 66,664 Series B Warrants at an exercise price of $8.24 per share. The Series B Warrants are exercisable until January 31, 2014.

In addition, we have granted to the underwriter an option to purchase up to 600,000 shares of common stock at a price of $3.995 to cover over-allotments, if any. If the over-allotment is exercised in full, then as a result of such exercise and in accordance with the anti-dilution provisions contained in each of the Series A Warrants and the Series B Warrants, the exercise price of the Series A Warrants and the Series B Warrants will be reduced to $7.02 per share and $8.09 per share, respectively, and we will issue an additional 9,258 Series A Warrants at an exercise price of $7.02 per share and 11,043 Series B Warrants at an exercise price of $8.09 per share.

Delaware Anti-Takeover Law, Provisions of Rights Agreement, Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Rights Agreement

On October 14, 2008, our Board of Directors declared a dividend of one Right for each outstanding share of our common stock to our stockholders of record at the close of business on October 22, 2008, which we refer to as the record date. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The description and terms of the Rights are set forth in the Preferred Stock Rights Agreement, dated as of October 15, 2008, or the Rights Agreement, between us and Computershare Trust Company, N.A., as Rights Agent.

This summary of the Rights is not complete, and should be read together with the entire Rights Agreement, which is incorporated herein by reference and has been filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on October 15, 2008.

The Rights. Our Board of Directors authorized the issuance of a Right with respect to each share of our common stock outstanding on the record date. The Rights initially trade with, and are inseparable from the shares of common stock and are evidenced only by certificates that represent the shares of common stock. New Rights accompany any new shares of common stock issued after the record date until the earlier of the distribution date or the expiration date.

Exercise Price. Each Right will allow its holder to purchase from our company one one-thousandth of a preferred share for the purchase price once the Rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of our common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until:

1. 10 days (or a later date determined by our Board) after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the outstanding shares of our common stock, or, if earlier,

2. 10 business days (or a later date determined by our Board) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

The “distribution date” refers to the date when the Rights become exercisable. Until such date, the certificates representing shares of our common stock will also evidence the Rights, and any transfer of shares of our common stock will constitute a transfer of Rights. After the distribution date, the Rights will separate from the shares of our common stock and be evidenced by book-entry credits or by Rights certificates that will be mailed to all eligible holders of shares of our common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences Of A Person Or Group Becoming An Acquiring Person.

•	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the purchase price, purchase shares of our common stock with a market value of $20.00, based on the market price of shares of our common stock prior to such acquisition.

•	Flip Over. If our company is later acquired in a merger or similar transaction, or if we sell assets aggregating in excess of 50% of the assets of the company, after the distribution date, all holders of Rights except the Acquiring Person may, for the purchase price, purchase shares of the acquiring corporation with a market value of $20.00 based on the market price of the acquiring corporation’s stock, prior to such transaction.

Preferred Share Provisions.

Each one one-thousandth of a preferred share, if issued:

•	will not be redeemable.

•	will entitle holders to quarterly dividend payments of an amount equal to the dividend paid on one share of our common stock.

•	will entitle holders upon liquidation to receive an amount equal to the payment made on one share of our common stock, plus an amount equal to any accrued and unpaid dividends of such preferred shares.

•	will have the same voting power as one share of our common stock.

•	if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of our common stock.

Expiration. The Rights will expire on October 15, 2018, which we refer to as the expiration date.

Redemption. The Board may redeem the Rights for $0.01 per Right at any time before the earlier of (i) the fifth day following the announcement by us or any person or group that an Acquiring Person has become such an Acquiring Person and (ii) the expiration date. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted, if our company has a stock split, stock dividend or similar transaction relating to the shares of our common stock.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of our common stock, subject to adjustment for any stock split, stock dividend or similar transaction, for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. The Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the preferred shares or shares of our common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. Prior to the distribution date, the terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding common stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our rights plan could make it more difficult for a third-party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding that acquisition.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws may also have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control.

In particular, our amended and restated certificate of incorporation, as amended, and amended and restated bylaws that will be in effect upon the completion of this offering provide for the following.

•	Special Meetings of Stockholders. Special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

•	Advance Notice Requirement. Stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors.

•	Classified Board of Directors. Our directors are divided into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2011 fiscal year, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2012 fiscal year and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2013 fiscal year, with each director to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor is duly elected and qualified. It would take at least two elections of directors for any individual or group to gain control of our board of directors.

•	New Directorships and Board Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director.

•	Removal of Directors. A director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors.

•	Amendment of Bylaws. The approval of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors is required to amend the provisions of our amended and restated bylaws by stockholder action, thus making it more difficult to circumvent the anti-takeover provisions of our amended and restated bylaws.

•	Issuance of Undesignated Preferred Stock. Our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Listing

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LOCM.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Investor Services, Ltd., P.O. Box 43070, Providence, RI 02940-3070.

UNDERWRITING

We intend to offer shares of our common stock through the underwriter, Canaccord Genuity Inc. We have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 4,000,000 shares of our common stock.

The underwriter has agreed to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) sold under the underwriting agreement. The underwriter is offering the shares of our common stock, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a selling concession not in excess of $0.153 per share. The underwriter also may allow, and dealers may reallow, a concession not in excess of $0.153 per share to brokers and dealers. After the offering, the underwriter may change the offering price and other selling terms.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Commissions and Discounts

In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting discount is $0.255 per share. The following table shows the per share and total underwriting discounts to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

		Total
		Without	With
	Per	Overallotment	Overallotment
	Share	Exercise	Exercise

Public offering price	$4.250	$17,000,000	$19,550,000
Underwriting discount paid by us	$0.255	$1,020,000	$1,173,000
Proceeds, before expenses, to us	$3.995	$15,980,000	$18,377,000

The expenses of the offering are estimated to be approximately $340,000. We are responsible for all expenses related to the offering, whether or not it is completed, and up to $150,000 of the expenses of the underwriter, including fees and expenses of the underwriter’s legal counsel.

Over-Allotment Option

We have granted an option to the underwriter to purchase up to 600,000 additional shares of our common stock at $3.995 per share. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

Lock-Up Agreements

We and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, subject to limited exceptions, offer, sell, assign, transfer, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap or other arrangement that transfers any economic consequences of ownership of our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. Notwithstanding the termination of the lock-up period outlined above, and subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension. At any time and without public notice, the underwriter may in its sole discretion release all or some of the securities from these lock-up agreements.

Price Stabilization and Short Positions

Until distribution of the shares of our common stock is completed, SEC rules may limit the underwriter from bidding for and purchasing shares of our common stock. However, the underwriter may engage in transactions that stabilize the price of the shares of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriter creates a short position in our common stock in connection with this offering (i.e., if it sells more shares of our common stock than are listed on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing shares of our common stock in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of our common stock to stabilize its price or to reduce a short position may cause the price of shares of our common stock to be higher than it might be in the absence of such purchases.

The underwriter also may impose a penalty bid, whereby the underwriter may reclaim selling concessions allowed to other broker-dealers in respect of the common stock sold in the offering for its account if the underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares of our common stock. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing transaction” is a bid for or the purchase of common stock on behalf of the underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “covering transaction” is the bid for or purchase of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

The underwriter has advised us that these transactions may be effected on the NASDAQ Capital Market or otherwise. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter of the offering, or by its affiliates. Other than the prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriter or any of its affiliates is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationship with Local.com

In the ordinary course of business, the underwriter and its affiliates may, in the future, provide various investment banking, financial advisory and other services to us for which they may receive customary compensation. In the course of their business, the underwriter and its affiliates may actively trade our securities for their own account or for the accounts of customers, and, accordingly the underwriter and its affiliates may at any time hold long or short positions in such securities.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus supplement and the accompanying prospectus will be passed upon for us by Baker & McKenzie LLP, Chicago, Illinois. The underwriter is being represented in connection with this offering by Choate, Hall & Stewart LLP, Boston, Massachusetts.

EXPERTS

Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, as set forth in its report, which is incorporated herein by reference. Our financial statements are incorporated herein by referenced in reliance on Haskell & White LLP’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC and an amendment to such filing. This prospectus supplement and the accompanying prospectus form a part of such registration statement. We also file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, Room 1580, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

PROSPECTUS

8,000,000 Shares

Local.com Corporation

Common Stock, par value $0.00001 per share

From time to time we may offer and sell shares of common stock in one or more offerings for an aggregate of up to 8,000,000 shares of our common stock.

This prospectus describes the general manner in which our common stock may be offered using this prospectus. We will provide specific terms of these offerings in one or more supplements to this prospectus. We may authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any document incorporated by reference, before buying any of the common stock being offered.

The common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 10 of this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of those agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of those securities and the net proceeds that we expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LOCM.” The last reported sale price of our common stock on January 7, 2008 was $4.18 per share.

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any free writing prospectus, and under similar headings in the other documents that we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is January 10, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus up to an aggregate 8,000,000 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

We may sell the common stock offered pursuant to this prospectus to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of common stock. A prospectus supplement, which we will provide to you each time we offer common stock, will provide the names of any underwriters, dealers, or agents involved in the sale of the common stock, and any applicable fee, commission or discount arrangements with them.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus. In this prospectus, the words “we,” “us,” “our” and similar terms refer to Local.com Corporation, a Delaware corporation, together with its subsidiaries, unless the context provides otherwise.

Local.com Corporation

We provide paid-search advertising services to local and national businesses on the Internet. Our services enable businesses to list their products and services in our distributed Internet search results. By providing listings of products and services to consumers in a targeted search context, we offer businesses an effective method of advertising to consumers during the purchasing process.

Our sponsored listings are derived from our Advertiser Network, which includes our direct advertisers as well as indirect advertisers from other paid-search and directory companies. We supply these aggregated sponsored listings to our own Local.com web site and our Distribution Network, which is a network of web sites and search engines that integrate our search results into their web sites, in response to targeted keyword searches performed by Internet users on those web sites.

We generate revenue each time an Internet user initiates a search on our own Local.com web site or on our Distribution Network and clicks-through on a sponsored listing from our Advertiser Network. We generally compile these sponsored listings according to bid price, which is the amount an advertiser is willing to pay for each click-through. Advertisers pay only when an Internet user clicks-through on the advertiser’s sponsored listing. Our distribution model is designed to provide sponsored listings from our direct advertisers as well as the advertisers of other paid-search engines to our broad Distribution Network. We also generate revenue from monthly fee arrangements and display advertising (banners).

Corporate Information

We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation.

Our principal executive offices are located at One Technology Drive, Building G, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at www.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety (the “Local.com Risk Factors”).

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the Local.com Risk Factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and any prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below under “Special Note Regarding Forward-Looking Statements,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors” and “Use of Proceeds.” In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including working capital and the acquisition of or the investment in businesses, products and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities. We will set forth in a prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of our common stock. Our management will retain broad discretion as to the allocation of the net proceeds of any offering.

DILUTION

We will set forth in a prospectus supplement or a free writing prospectus the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price that will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our securities and their related rights is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, copies of which were filed as exhibits to our registration statement on Form SB-2, filed with the SEC on June 29, 2004, as amended on August 11, 2004, September 16, 2004, October 7, 2004 and October 18, 2004, and our amended and restated bylaws, which is filed as an exhibit to our current report on Form 8-K filed with the SEC on November 2, 2007, and by the provisions of applicable Delaware law.

We are currently authorized to issue 30,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of October 31, 2007, there were 14,202,777 shares of our common stock outstanding, which were held by 69 stockholders of record. As of October 31, 2007, no preferred stock is outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Subject to the preferences of any shares of preferred stock outstanding at the time, holders of shares of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available to us. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share equally in all our assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, if any. Shares of our common stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares. All outstanding shares of our common stock are, and the shares of common stock offered in this prospectus will be, upon payment and issuance, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, $0.00001 par value, in one or more series. Our board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders.

The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of our common stockholders. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder”

for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may also have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control.

In particular, our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering provide for the following.

•	Special Meetings of Stockholders. Special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors and by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

•	Advance Notice Requirement. Stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors.

•	Classified Board of Directors. Our directors are divided into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2005 fiscal year, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2006 fiscal year and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in our 2007 fiscal year, with each director to hold office until his or her successor is duly elected and qualified. Commencing with our annual meeting of stockholders in our 2004 fiscal year, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor is duly elected and qualified. It would take at least two elections of directors for any individual or group to gain control of our board of directors.

•	New Directorships and Board Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director.

•	Removal of Directors. A director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors.

•	Amendment of Bylaws. The approval of not less that 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors is required to amend the provisions of our amended and restated bylaws by stockholder action, thus making it more difficult to circumvent the anti-takeover provisions of our amended and restated bylaws.

•	Issuance of Undesignated Preferred Stock. Our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Listing

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LOCM.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Trust Company, N.A., P.O. Box 43070, Providence, RI 02940-3070.

PLAN OF DISTRIBUTION

We may sell our common stock offered pursuant to this prospectus and any accompanying prospectus supplements:

•	to or through one or more underwriters or dealers;

•	to investors directly;

•	through agents; or

•	through any combination of these methods of sale.

Our common stock may be offered and sold:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any of the prices at which we sell common stock may be at a discount to market prices. Broker-dealers may also receive from purchasers of the common stock compensation that is not expected to exceed that customary in the types of transactions involved.

Each prospectus supplement, to the extent applicable, will describe the number of shares and terms of the offering to which such prospectus supplement relates, including:

•	any over-allotment options under which underwriters, if any, may purchase additional common stock;

•	the name or names of any underwriters or agents with whom we have entered into an arrangement with respect to the sale of such common stock;

•	the public offering or purchase price of such common stock;

•	any underwriting discounts or commissions or agency fees or other items constituting underwriter or agent compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges or markets on which the securities may be listed;

•	the net proceeds we will receive from such sale; and

•	any underwriter or agent involved in the offer and sale of the common stock will be named in the applicable prospectus supplement.

Underwritten Offerings

If underwriters are used in the sale of any common stock, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts. Generally, the underwriters’ obligations to purchase the common stock will be subject to conditions precedent and the underwriters will be obligated to purchase all of the common stock if they purchase any of the common stock. We may use underwriters with whom we have a material relationship. We will describe any such underwriters in the applicable prospectus supplement, naming the underwriter and the nature of any such relationship.

Direct Sales and Sales Through Agents

We may sell common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the common stock. We also may, from time to time, authorize dealers or agents to offer and sell the common stock upon such terms and conditions as may be set forth in the applicable prospectus supplement. In order to comply with the securities laws of certain states, if applicable, the common stock offered will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. This prospectus, one or more prospectus supplements, and the registration statement of which this prospectus is a part may be used in conjunction with one or more other registration statements to the extent permitted by the Securities Act and the rules and regulations promulgated thereunder.

Rights Offerings

We also may sell directly to investors through subscription rights distributed to our stockholders on a pro rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed shares of common stock directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed common stock to third parties.

Other Offerings

Our common stock may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and

•	sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers.

We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit realized by them on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Indemnification

Underwriters, dealers and agents and remarketing firms may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of our common stock will be subject to certain conditions precedent.

Stabilization

In connection with the offering of common stock under this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing the market price.

The underwriters in an offering of common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market following completion of the offering of common stock hereby or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that it can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by an underwriter and, if they are undertaken, may be discontinued at any time.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or Exchange Act, under certain circumstances a person engaged in the distribution of the common stock offered under this prospectus and an accompanying prospectus supplement may not simultaneously engage in market making activities with respect to our securities for a specified period prior to the commencement of such distribution.

Passive Market-Making on NASDAQ

Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market making bid, however, the passive market making bid must then be lowered when certain purchase limits are exceeded.

Remarketing Arrangements

Common stock may also be offered and sold, if so indicated in an applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Other Relationships

Underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

EXPERTS

Our financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 incorporated by reference in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report. We have incorporated by reference our financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other documents referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.local.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Our current reports on Form 8-K filed January 23, 2007, January 26, 2007, February 26, 2007, March 7, 2007, March 8, 2007, March 26, 2007, April 4, 2007, May 9, 2007, July 13, 2007, July 20, 2007, August 1, 2007, August 6, 2007, August 15, 2007, September 4, 2007, November 2, 2007, November 5, 2007 and December 17, 2007;

•	All of our filings pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement; and

•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended on August 11, 2004, September 16, 2004, October 7, 2004, and October 18, 2004.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded. Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents free of charge upon written or oral request to Investor Relations, Local.com Corporation, One Technology Drive, Building G, Irvine, California 92618, telephone: (949) 784-0800.

4,000,000 shares

Local.com Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Canaccord Genuity

January 14, 2011